Filed pursuant to Rule 424(b)(7)
        Registration Statement No. 333-142472

PROSPECTUS SUPPLEMENT NO. 4
(to prospectus dated April 30, 2007)

3,927,120 Shares
First Industrial Realty Trust, Inc.
Common Stock

This prospectus supplement supplements the prospectus dated April 30, 2007 (the “Prospectus”), relating to the potential offer and sale from time to time of up to 3,927,120 shares of common stock of First Industrial Realty Trust, Inc.

The table under the Selling Stockholders Section of the Prospectus is amended to add the information regarding the named Selling Stockholders set forth below:

Name	Number of shares owned before the offering	Number of shares offered hereby	Number of shares owned after the offering (2)	Percentage of shares owned after the offering (2)(3)
Ionic Capital Master Fund Ltd. (34)	274,898	274,898	0	+
ICM Business Trust (35)	19,635	19,635	0	+

(34) Bart Baum, Adam Radosti, and Daniel Stone are the controlling persons of Ionic Capital Master Fund Ltd.

(35) Bart Baum, Adam Radosti, and Daniel Stone are the controlling persons of ICM Business Trust.

*** The table reflects information provided to us by Selling Stockholders.  Because sales of notes may occur without notice to us, the table may list numbers of shares in excess of the number of shares registered on the registration statement on Form S-3, filed April 30, 2007.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus dated April 30, 2007, including any supplements or amendments to such prospectus.  The date of this prospectus supplement is August 17, 2007.